UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
CODEXIS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 25, 2024

Dear Stockholder:

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Codexis, Inc. (“Codexis,” “we,” “us” or “our”) to be held on Tuesday, June 11, 2024, at 9:00 a.m., California time. The Annual Meeting will be held in a virtual format via live audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/CDXS2024. Refer to the “Information Concerning Voting and Solicitation” section of the accompanying proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual Annual Meeting.

At the Annual Meeting, you will be asked to:

(i) elect the two Class II directors nominees identified in the accompanying proxy statement to hold office until the 2027 annual meeting of stockholders;

(ii) ratify the selection by the Audit Committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

(iii) approve, on a non-binding, advisory basis, the compensation of our named executive officers; and

(iv) transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that each of the proposals set forth above and described in the accompanying Notice of Annual Meeting and proxy statement are in the best interests of Codexis and its stockholders, and, accordingly, recommends a vote “FOR” the election of all of its nominees for director, “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm, and “FOR” the approval of the compensation of our named executive officers on a non-binding, advisory basis.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting online. Whether or not you expect to attend the Annual Meeting online, please vote as soon as possible. You may vote on the Internet or by telephone. If, however, you requested to receive paper proxy materials, then you may also vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Voting by written proxy, over the Internet or by telephone will ensure your shares are represented at the Annual Meeting.

Sincerely,

Stephen Dilly, M.B.B.S., Ph.D.

President and Chief Executive Officer

CODEXIS, INC.

200 Penobscot Drive

Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 11, 2024

To the Stockholders of Codexis, Inc. (“Codexis,” “we,” “us” and “our”):

We will hold an annual meeting of our stockholders (the “Annual Meeting”) on Tuesday, June 11, 2024, at 9:00 a.m., California time, for the following purposes:

(i) To elect Esther Martinborough and H. Stewart Parker to our board of directors for a three-year term expiring at the 2027 annual meeting of stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;

(ii) To ratify the selection by the Audit Committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

(iii) To approve, on a non-binding, advisory basis, the compensation of our named executive officers; and

(iv) To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Annual Meeting will be held in a virtual format via live audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/CDXS2024. Refer to the “Information Concerning Voting and Solicitation” section of the accompanying proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual Annual Meeting.

These items of business are described in the attached proxy statement. Only stockholders of record of shares of our common stock at the close of business on April 18, 2024, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials (the “Notice”), but not a paper copy of our proxy statement and our 2023 annual report to stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2023 annual report to stockholders, including the consolidated financial statements and financial statement schedules from our Annual Report on Form 10-K, but excluding exhibits to the Annual Report on Form 10-K, and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of our proxy materials by mail.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection during the virtual Annual Meeting at www.virtualshareholdermeeting.com/CDXS2024, and at the principal executive offices of Codexis during regular business hours for a period of not less than ten days prior to the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting online. You may vote on the Internet or by telephone. If, however, you requested to receive paper proxy materials, then you may also vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting.

Sincerely,

Stephen Dilly, M.B.B.S., Ph.D.

President and Chief Executive Officer

Redwood City, California

April 25, 2024

i

ii

CODEXIS, INC.

200 Penobscot Drive

Redwood City, CA 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2024

The Board of Directors (the “Board”) of Codexis, Inc. (referred to herein as the “Company,” “Codexis,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2024 Annual Meeting of Stockholders to be held on Tuesday, June 11, 2024, at 9:00 a.m., California time, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held in a virtual format via live audio webcast for the purposes discussed in this proxy statement (the “Proxy Statement”) and in the accompanying Notice of Annual Meeting, as well as any other business properly brought before the Annual Meeting. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/CDXS2024 by using the 16-digit control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card and the instructions that accompanied your proxy materials. This Proxy Statement is dated as of April 25, 2024.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 18, 2024 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 25, 2024, we are making this Proxy Statement available on the Internet. We are mailing the Notice to all stockholders entitled to vote at the Annual Meeting on or about April 25, 2024. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of such request.

The Company’s 2023 annual report to stockholders, which contains consolidated financial statements and financial statement schedules from our Annual Report on Form 10-K for 2023 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that receive the Notice can access this Proxy Statement and the Annual Report at the website referred to in the Notice. The Annual Report and this Proxy Statement are also available on our investor relations website at www.codexis.com/investors, at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov and at www.proxyvote.com. You also may obtain a copy of our Annual Report, including the consolidated financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K, without charge, by writing to our Investor Relations department at the above address. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

INFORMATION CONCERNING VOTING AND SOLICITATION

Who Can Vote

You are entitled to vote if you are a stockholder of record of our common stock, par value $0.0001 per share (the “common stock”), as of the close of business on the Record Date. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present at the Annual Meeting or represented by a valid proxy.

Voting of Shares

If, at the close of business on the Record Date, your shares of common stock were registered directly in your name with Equiniti Trust Company, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy by completing, dating and signing the proxy card and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If your shares of common stock are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is considered the stockholder of record for the purposes of voting at the Annual Meeting, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

The Internet and telephone voting will close at 11:59 p.m., New York time, on June 10, 2024. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by the Internet or telephone, then you do not need to return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the virtual Annual Meeting online. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing by 11:59 p.m., New York time, on June 10, 2024) that are received before the polls are closed at the Annual Meeting, and that are not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of Esther Martinborough and H. Stewart Parker as our Class II directors, “FOR” the ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm, and “FOR” the approval of the compensation of our named executive officers in a non-binding, advisory vote. The proxy gives each of Stephen Dilly, M.B.B.S, Ph.D. and Sriram Ryali, M.B.A., discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the original proxy, stating that the original proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•

attending the virtual Annual Meeting and voting online by following the instructions at www.virtualshareholdermeeting.com/CDXS2024, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Codexis proxies should be addressed to:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attention: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote online if your shares are held in street name.

Voting Online

If you are a stockholder of record, you may vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/CDXS2024. If you are a beneficial owner, you are also invited to attend the Annual Meeting online. Since a beneficial owner is not the stockholder of record, however, you may not vote these shares online at the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Votes Required

At the close of business on the Record Date, 70,557,577 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority in voting power of the common stock issued and outstanding and entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting online but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to matters that are not “routine” items under applicable rules, including the election of directors and advisory votes on executive compensation, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker is not entitled to vote your shares on “non-routine” proposals (i.e., of the proposals to be considered at the Annual Meeting, the election of directors and the non-binding, advisory vote to approve the compensation of our named executive officers) without your instructions and will only vote your shares on such proposals if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Broker non-votes are not included in the tabulation of voting results for “non-routine” proposals for purposes of determining whether such proposals have been approved. Therefore, broker non-votes will have no effect on the outcome of Proposals 1 and 3, and because brokers have discretionary authority to vote on Proposal 2, broker non-votes are not expected on Proposal 2.

Election of Class II Directors. Our amended and restated bylaws (“bylaws”) provide that a plurality of votes cast in favor of the election of a director shall be sufficient to elect such director to the Board. Under this plurality voting standard, the nominees for available directorships who receive the highest number of affirmative votes cast are elected. Withheld votes will not have any effect on the election of directors. Brokers are not empowered to vote on the election of directors without instructions from the beneficial owner of the shares and thus broker non-votes likely will occur. Since broker non-votes are not considered votes cast for a candidate, they will not have any effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares present in person by attendance online or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for the ratification of the selection of KPMG as our independent registered public accounting firm. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus broker non-votes are generally not expected to result from the vote on this proposal.

Non-binding, Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the shares present in person by attendance online or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be deemed to be approval of the resolution on the compensation of our named executive officers as disclosed in this Proxy Statement. Abstentions will have the same effect as voting against. Because this matter is considered “non-routine,” broker non-votes will not have any effect on the proposal. Although the outcome of this advisory vote on the compensation of the named executive officers is non-binding, the compensation committee of the Board and the Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

How do I attend the Virtual Annual Meeting?

This year’s Annual Meeting will be held entirely online. Stockholders as of the Record Date will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/CDXS2024. To join the Annual Meeting, you will need to have your 16-digit control number which is included on the Notice and your proxy card.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., California time. Online access to the audio webcast will open approximately 10 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/CDXS2024. Stockholders will need their unique 16-digit control number which appears on the Notice and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

Submitting Questions at the virtual Annual Meeting. During the Annual Meeting, stockholders may submit questions in writing related to the business of the Annual Meeting on www.virtualshareholdermeeting.com/CDXS2024. Stockholders will need their unique control number which appears on their Notice, the proxy card and the instructions that accompanied the proxy materials.

As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct and that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.

The Annual Meeting’s Rules of Conduct will be posted on www.codexis.com/investors approximately two weeks prior to the day of the Annual Meeting.

Attending the virtual Annual Meeting as a Guest. Guests may enter the Annual Meeting in “listen-only” mode by entering the Annual Meeting at www.virtualshareholdermeeting.com/CDXS2024 and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote or ask questions during the virtual Annual Meeting.

Technical Assistance. Beginning 10 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have regarding accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of the Record Date for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all directors and current executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Codexis, Inc., 200 Penobscot Drive, Redwood City, CA 94063. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 70,557,577 shares of common stock outstanding as of the Record Date.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(1)	7,196,414	10.2%
Nantahala Capital Management, LLC(2)	4,592,903	6.5%
FMR LLC(3)	4,366,482	6.2%
The Vanguard Group(4)	4,128,428	5.9%
Named Executive Officers, Directors and Director Nominees:
Stephen Dilly, M.B.B.S., Ph.D.	458,107	*
Sriram Ryali	64,441	*
Kevin Norrett	117,867	*
Jennifer Aaker, Ph.D.	66,211	*
Byron L. Dorgan	193,461	*
Esther Martinborough, Ph.D.	57,933	*
Alison Moore, Ph.D.	68,576	*
H. Stewart Parker	72,480	*
Rahul Singhvi, Sc.D.	65,949	*
David V. Smith(5)	123,172	*
Dennis P. Wolf	76,800	*
All executive officers and directors as a group (12 persons)(6)	1,471,713	2.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Based solely on a Schedule 13G/A (the “BlackRock 13G/A”) filed by BlackRock, Inc. (“BlackRock”) on January 24, 2024, with respect to shares of Codexis common stock beneficially owned by BlackRock as of December 31, 2023. Based solely on the BlackRock 13G/A, BlackRock has sole voting power with respect to 6,529,518 shares of Codexis common stock and sole dispositive power with respect to 7,196,414 shares of Codexis common stock, and therefore BlackRock may be deemed to have beneficial ownership with respect to 7,196,414 shares of Codexis common stock. The principal business address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(2)

Based solely on a Schedule 13G/A (the “Nantahala 13G/A”) filed by Nantahala Capital Management, LLC (“Nantahala”), Wilmot B. Harkey and Dan Mack (collectively, the “Nantahala Reporting Persons”) on February 14, 2024 with respect to shares of Codexis common stock beneficially owned by the Nantahala Reporting Persons as of December 31, 2023. Wilmot B. Harkey and Dan Mack are the managing members of Nantahala. Based solely on the Nantahala 13G/A, each of the Nantahala Reporting Persons has shared voting and dispositive power with respect to 4,592,903 shares of Codexis common stock (the “Nantahala Shares”), Nantahala may be deemed to be the beneficial owner of the Nantahala Shares held by funds and separately managed accounts under its control, and as the managing members of Nantahala, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of the Nantahala Shares. The address of the Nantahala Reporting Persons is 130 Main St, 2nd Floor, Suite 200, New Canaan, CT 06840.

(3)

Based solely on a Schedule 13G (the “FMR 13G”) filed by FMR LLC (“FMR”) on February 9, 2024, with respect to shares of Codexis common stock beneficially owned by FMR as of December 31, 2023. Based solely on the FMR 13G, FMR has sole voting and dispositive power with respect to 4,366,482 shares of Codexis common stock, and therefore may be deemed to have beneficial ownership with respect to 4,366,482 shares of Codexis common stock. The principal business address of FMR is 245 Summer Street, Boston MA 02210.

(4)

Based solely on a Schedule 13G/A (the “Vanguard 13G/A”) filed by The Vanguard Group (“Vanguard”) on February 13, 2024 with respect to shares of Codexis common stock beneficially owned by Vanguard as of December 29, 2023. Based solely on the Vanguard 13G/A, Vanguard has shared voting power with respect to 41,416 shares of Codexis common stock, sole dispositive power with respect to 4,063,801 shares of Codexis common stock and shared dispositive power with respect to 64,627 shares of Codexis common stock, and therefore, Vanguard may be deemed to have beneficial ownership with respect to 4,128,428 shares of Codexis common stock. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Consists of (i) 34,602 shares owned directly by Mr. Smith and (ii) 88,570 shares owned directly by a family trust of which Mr. Smith is trustee.
(6)	Consists of (i) 1,287,359 shares owned directly, (ii) 88,570 shares owned by family trusts, and (iii) 95,784 shares issuable pursuant to stock options exercisable within 60 days of the Record Date.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Our bylaws provide for a fixed number of directors as set by the Board. There are currently nine directors on our Board. On February 13, 2024, Jennifer Aaker informed us of her decision not to stand for reelection. Effective as of the conclusion of the Annual Meeting, the size of the board will be reduced from nine to eight members.

The directors are divided into three classes, each of whom serves for a term of three years: Class I directors (who hold office until the close of the 2026 annual meeting of stockholders), Class II directors (who hold office until the close of the Annual Meeting) and Class III directors (who hold office until the close of the 2025 annual meeting of stockholders). At each annual meeting of stockholders, the term of one of the classes of directors expires. The class of directors with a term expiring at the Annual Meeting are the Class II directors, currently consisting of three directors, Jennifer Aaker, Esther Martinborough and H. Stewart Parker.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated each of Dr. Martinborough and Ms. Parker for election as a Class II director to our board. Dr. Martinborough and Ms. Parker are currently serving as a director of the Company. If elected, each director nominee would serve a three-year term expiring at the close of our 2027 annual meeting of stockholders. Each director will hold office until her successor has been elected and qualified, or until the director’s earlier resignation or removal. Dr. Martinborough and Ms. Parker currently serve on our Board and have agreed to be named in this proxy statement and to serve as a director if elected. Biographical information on each of the director nominees is furnished below under “Director Nominee Biographical Information.”

Set forth below is information regarding the director nominees:

Name	Age	Director Since	Class/Term Expires
Esther Martinborough(1)(2)	58	2021	Class II/2024
H. Stewart Parker(2)(3)(4)	68	2022	Class II/2024

(1)	Member of the science and technology committee.
(2)	Member of the strategy committee.
(3)	Member of the audit committee.
(4)	Member of the nominating and corporate governance committee.

Director Nominee Biographical Information

The following biographical information is furnished with regard to the director nominees.

Esther Martinborough, Ph.D. has served as a director of Codexis since February 2021. Dr. Martinborough brings to our Board significant experience as an executive of biotechnology and pharmaceutical companies as well as expertise in drug development. Dr. Martinborough has served as the Chief Scientific Officer at Escient Pharmaceuticals, a private biotechnology company, since April 2023, after having previously served as its Senior Vice President of Research since August 2018. Between 2008 and 2018, Dr. Martinborough held roles of increasing responsibility at Receptos, Inc., a biotechnology company acquired by Celgene Corporation in 2015. From 2015 to 2018, Dr. Martinborough was Executive Director of Research at Receptos, where she headed the chemistry, biology and pharmacokinetics efforts focused on the selection of strategic new drug discovery programs in neurology and metabolic diseases. From 2008 to 2015, she served as Senior Director, Head of Chemistry at Receptos. Before Receptos, Dr. Martinborough held positions at Vertex Pharmaceuticals, a public pharmaceutical company, developing novel approaches to treating pain and at Ligand Pharmaceuticals, a public biopharmaceutical company, focused on hormonal dysfunctions. Dr. Martinborough also has served since 2021 as a board member of San Diego Squared (SD2) which is a non-profit organization that focuses on empowering tomorrow’s STEM leaders. Dr. Martinborough holds a Ph.D. from the Swiss Institute of Technology, Zurich, and performed post-doctoral studies at the University of Illinois, at Urbana-Champaign.

H. Stewart Parker has served as a director of Codexis since December 2022. Ms. Parker brings to our Board extensive experience in management of biotechnology companies and public company corporate governance. Ms. Parker has served as a Principal at Parker BioConsulting, a biotechnology consulting firm, since January 2009. From March 2011 to June 2014, Ms. Parker served in various roles at the Infectious Disease Research Institute, a not-for-profit global health research institute, including as its Chief Executive Officer, strategic advisor and a member of its board of directors. Prior to that, Ms. Parker served in various roles of leadership at biopharmaceutical companies since 1992, including as Chief Executive Officer of Targeted Genetics Corporation, a public biopharmaceutical company, which she founded. Previously, Ms. Parker served on the board of directors of Achieve Life Sciences, Inc., a public pharmaceutical company, from August 2017 to May 2021, Armata Pharmaceuticals, Inc. (formerly C3J Therapeutics, Inc.), a public biotechnology company, from May 2019 to December 2020, IMPEL Pharmaceuticals Inc., a public pharmaceutical company, from May 2014 to April 2023 and Stride Bio, Inc., a private biotechnology company concentrating on gene therapy, from January 2018 to December 2023. Currently, Ms. Parker has served on the board of directors of Sangamo Therapeutics, Inc., a public genomic therapies company, since 2014 and Inventprise, Inc., a private biotechnology company, since 2022. Ms. Parker has also served on the advisory boards of the University of Washington Foster School of Business and College of Arts & Sciences from 2009 to 2020. Ms. Parker holds a B.A. in Slavic Language & Literature and an M.B.A. in Finance and International Business from the University of Washington.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES.

Directors Not Standing for Election

Set forth below is information for the members of the board who are not standing for election at this year’s Annual Meeting:

Name	Age	Director Since	Class/Term Expires
Byron L. Dorgan (1)	81	2011	Class III/2025
David V. Smith (1)(2)(5)	64	2016	Class III/2025
Dennis P. Wolf (2)(3)	71	2007	Class III/2025
Stephen Dilly, M.B.B.S, Ph.D.	64	2020	Class I/2026
Alison Moore, Ph.D. (3)(4)	57	2020	Class I/2026
Rahul Singhvi, ScD. (3)(4)	59	2022	Class I/2026
Jennifer Aaker, Ph.D. (1)	57	2020	Class II/2024*

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.
(4)	Member of the science & technology committee.
(5)	Member of the strategy committee.
*	On February 13, 2024, Dr. Aaker informed us of her decision not to stand for reelection to the Board at the Annual Meeting.

The following director biographical information is furnished with regard to our directors (other than our director nominees) who are not standing for election at this year’s Annual Meeting.

Byron L. Dorgan has served as a director of Codexis since February 2011 and as chairman of our Board since June 2021. Mr. Dorgan’s experience in economic issues, policy making, health care and government affairs led to the conclusion that he should serve on our Board. Mr. Dorgan represented the State of North Dakota in the United States Senate from 1992 to January 2011, when he retired. Mr. Dorgan has served as a senior policy advisor at the law firm ArentFox Schiff LLP since January 2011. During his time in the United States Senate, Mr. Dorgan served in the United States Senate Leadership, first as Assistant Democratic Floor Leader and then as Chairman of the Democratic Policy Committee. He also served as the Chairman of the Committee on Indian Affairs and was the senior Senator on the Appropriations, Energy and Commerce Committees. Prior to serving in the United States Senate, Mr. Dorgan served in the United States House of Representatives from 1981 to 1992. Prior to being elected to the United States House of Representatives, Mr. Dorgan served as North Dakota State Tax Commissioner from 1969 until 1980. Mr. Dorgan is a New York Times bestselling author of five books, including Take this Job and Ship It: How Corporate Greed and Brain-Dead Politics Are Selling Out America; Reckless! How Debt, Deregulation and Dark Money Nearly Bankrupted America; Blowout; Gridlock; and The Girl in the Photograph. Mr. Dorgan has served on the board of advisors to OpenGov, a private software firm that focuses on products for state and local governments since 2014. Mr. Dorgan is a Senior Fellow at the Bipartisan Policy Center, a non-profit Washington, D.C. thinktank. Mr. Dorgan is chairman emeritus of a non-profit board, The Center for Native American Youth (CNAY), working with Native American youth living on Indian Reservations in the United States. Mr. Dorgan also serves on the board of directors of the Energy Futures Initiative. Additionally, Mr. Dorgan previously served on the Board of Governors of Argonne National Laboratory and has served as an Adjunct Visiting Professor at Georgetown University. Mr. Dorgan holds a B.S. from the University of North Dakota and an M.B.A. from the University of Denver.

David V. Smith has served as a director of Codexis since March 2016. Mr. Smith’s extensive experience in financial management, corporate finance and corporate governance led to the conclusion that he should serve on our Board. Mr. Smith served as Executive Vice President and Chief Financial Officer of Five Prime Therapeutics, Inc., a public company focused on discovering and developing novel immuno-oncology protein therapeutics, from November 2018 until its acquisition by Amgen, Inc. in April 2021. Previously, Mr. Smith served as Chief Operating Officer of IntegenX, a private company focused on rapid DNA identification technology, until its acquisition by Thermo Fisher Scientific in March 2018. Prior to IntegenX, he was Executive Vice President and Chief Financial Officer of Thoratec Corporation, a public company focused on the development of advanced therapy options for the treatment of heart disease, from December 2006 until July 2011. Prior to joining Thoratec in 2006, Mr. Smith served as Vice President and Chief Financial Officer of Chiron Corporation, which he joined in 1999, and where he held a number of positions of increasing responsibility, including Vice President, Principal Accounting Officer and Controller, and Vice President of Finance. Mr. Smith served as the Vice President of Finance and Chief Financial Officer at Anergen Incorporated from 1997 to 1999. From 1988 to 1997, Mr. Smith served in various financial management positions with Genentech, Inc., both in the United States and Europe. He previously held finance positions at Syntex Corporation and IBM Corporation. Mr. Smith previously served as chair of the Audit Committee and a Director of OncoGenex Pharmaceuticals, Inc., a public biopharmaceutical company, from 2010 to 2017. He also served on the board of directors of Perlegen Sciences, Inc., a private biotechnology company, from 2006 to 2009, and of Acepodia, Inc., a private biotechnology company, from 2022 to 2023. Mr. Smith has served since 2022 on the board of directors of IO Biotech, a public clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies, and since 2021 on the board of directors of Neurelis Inc., private commercial-stage neuroscience company focused on the development and commercialization of therapeutics for the treatment of epilepsy and orphan neurologic disorders. Additionally, Mr. Smith previously served as an advisor to Monterey Bio Acquisition Corporation, a public special purpose acquisition company, from 2021 to 2023. Mr. Smith holds a B.A. in Economics and History from Willamette University and an M.B.A. specializing in finance from Golden Gate University.

Dennis P. Wolf has served as a director of Codexis since December 2007. Mr. Wolf’s extensive experience in financial management, corporate finance and public company corporate governance led to the conclusion that he should serve on our Board. Mr. Wolf served as Chief Financial Officer of DataStax, Inc., a private software company, from November 2013 to February 2017. Previously, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Fusion-io Multisystems, a public computer hardware and software company, from November 2009 to October 2013. Prior to Fusion-io, Mr. Wolf served as Executive Vice President and Chief Financial Officer of MySQL AB, a private software company, and as Chief Financial Officer of several public and private companies including Centigram Communications, Credence Systems, DataStax, Omnicell and Redback Networks. Earlier in his career, he held executive positions at both Apple Computer and Sun Microsystems. Mr. Wolf has been a director and chair of the audit committee for other public companies including Quantum Corporation, Avanex Corporation, Bigband Networks, Komag, Inc., Registry Magic, Inc., Vitria Technology, Inc., Alphaeon Corporation and Exponential Interactive, Inc. Mr. Wolf has served since 2017 as a member of the board of the non-profit Siegel Rare Neuro Immune Association (SRNA), whose charter is to provide research and support for those suffering from neurological disease. Mr. Wolf holds a B.A. from the University of Colorado (where he was a member of Phi Beta Kappa) and an M.B.A. from the University of Denver.

Stephen G. Dilly, M.B.B.S., Ph.D. has served as our President and Chief Executive Officer since August 2022 and as a director of Codexis since June 2020. Dr. Dilly’s extensive management and transactional experience in the life science industry and experience in drug development led to the conclusion that he should serve on our Board. From May 2020 until its acquisition by GlaxoSmithKline plc in July 2022, Dr. Dilly served as Chief Executive Officer of Sierra Oncology, a public, late-stage clinical biopharmaceutical company, where he oversaw all operations of the company, and as a member of Sierra’s board of directors. Dr. Dilly received the Bloom-Burton award for his leadership of Sierra Oncology. Dr. Dilly previously served as Chief Executive Officer of Aimmune Therapeutics, a public biopharmaceutical company that was acquired by Nestlé Health Science, from April 2014 to June 2018 and as a member of Aimmune’s board of directors from April 2013 to June 2018. Dr. Dilly was Chief Executive Officer of PhotoThera, Inc., a medical device company, from January 2012 to December 2012. From 2006 to 2011, Dr. Dilly served as President and Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc., a drug development company. From 2007 to 2009, he was a member of the board of directors of Avigen, Inc., a biopharmaceutical company, which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, Dr. Dilly held various management positions at Genentech, Inc., a biotechnology company acquired by Roche Holding, including Vice President of Development Sciences from 2002 to 2003 and Vice President of Medical Affairs from 1998 to 2001. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham, PLC, a healthcare company in the U.K. Dr. Dilly has served on the board of directors of Cognoa, Inc., a digital healthcare company, since 2018. From 2010 until September 2020, Dr. Dilly served on the board of directors of Sangamo Therapeutics, Inc., a public genomic therapies company. Dr. Dilly holds an M.B.B.S. from the University of London in the U.K. and a Ph.D. in cardiac physiology from the University of London.

Alison Moore, Ph.D. has served as a director of Codexis since June 2020. Dr. Moore’s significant experience as an executive of biotechnology and pharmaceutical companies led to the conclusion that she should serve on our Board. Dr. Moore was most recently Chief Technical Officer of Allogene Therapeutics, Inc., a public biotechnology company, from June 2018 to April 2023. Prior to Allogene, she served as Senior Vice President, Process Development at Amgen Inc., a public biotechnology company, from January 2013 until June 2018. Dr. Moore has previously held senior roles at Amgen in Operations Technology from January 2013 until August 2014, Process and Product Engineering from January 2011 until January 2013, and Corporate Manufacturing from August 2008 until December 2010. Prior to these positions, she was Vice President of Site Operations at Amgen’s Fremont, California, manufacturing facility, from March 2006 until August of 2008. Before re-joining Amgen, from 2005 to 2006, Dr. Moore was a Director in Chemistry, Manufacturing and Controls, and Regulatory Affairs at Genentech, Inc. Prior to Genentech, she held roles of increasing responsibility in Process

Development at Amgen from 1996 through the end of 2004. Dr. Moore has served as a member of the technical advisory board of National Resilience, Inc., a private biomanufacturing company, since 2021. Dr. Moore previously served as an executive board member for the Alliance for Regenerative Medicine, an international advocacy organization dedicated to realizing the promise of regenerative medicines and advanced therapies, from January 2022 to October 2023. Dr. Moore was a Postdoctoral Research Fellow at Genentech from 1993 to 1996, and prior to that, she was a Postdoctoral Research Fellow at the Medical University of Lübeck, Germany. Dr. Moore holds both a bachelor’s degree in Pharmacology with Honors and a Ph.D. in Cell Biology from Manchester University, England.

Rahul Singhvi, Sc.D. has served as a director of Codexis since September 2022. Dr. Singhvi’s extensive experience and expertise in research and development, operations and commercialization of pharmaceuticals led to the conclusion that he should serve on our Board. Dr. Singhvi has served as the Chief Executive Officer and a member of the board of directors of National Resilience, Inc., a private biomanufacturing company, since July 2020. From October 2019 to July 2020, Dr. Singhvi was an Operating Partner at Flagship Pioneering, a life sciences innovation firm, where he was responsible for founding and operating companies launched from Flagship’s innovation foundry, Flagship Venture Labs. Before joining Flagship, from September 2013 until October 2019, Dr. Singhvi was the Chief Operating Officer of the Global Vaccine Business Unit at Takeda Pharmaceutical Company, a public pharmaceutical company, where he oversaw the worldwide supply and expansion efforts of all commercialized vaccines and development candidates within the business unit. Prior to Takeda, from August 2005 to April 2011, he was the President and Chief Executive Officer of Novavax, Inc., a public vaccine-development company. Dr. Singhvi previously served on the board of directors of ImmunoCellular Therapeutics, Ltd., a public immunotherapy company, from June 2010 to November 2018. Dr. Singhvi has served on the board of directors of Garuda Therapeutics, a private stem cell-based cellular therapies company, since 2021. Additionally, since 2023, Dr. Singhvi has served on the Board of Trustees of the Keck Graduate Institute. Dr. Singhvi holds a B. Tech in Chemical Engineering from the Indian Institute of Technology at Kanpur, an M.S. and Sc.D. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania.

Executive Officers

The executive officers of Codexis are set forth below:

Name	Age	Position
Stephen Dilly, M.B.B.S, Ph.D.	64	President and Chief Executive Officer
Sriram Ryali, M.B.A.	43	Chief Financial Officer
Kevin Norrett, M.B.A.	51	Chief Operating Officer
Margaret Nell Fitzgerald	53	Chief Legal and Compliance Officer, General Counsel and Secretary

Executive Officer Biographical Information

The following biographical information is furnished with regard to our executive officers (except for Dr. Dilly, whose biographical information appears above under “Directors Not Standing for Election”):

Kevin Norrett M.B.A. has served as our Chief Operating Officer since October 2022. Mr. Norrett served as the Chief Business Officer of Sierra Oncology, a public clinical stage oncology company acquired by GlaxoSmithKline plc, from August 2020 to September 2022, where he oversaw sales and marketing, pricing and market access, corporate strategy, business development, and corporate communications. He served as Chief Commercial Officer at Angion Biomedica Corp., a public clinical stage biopharmaceutical company, from July 2019 to August 2020. Prior to Angion, Mr. Norrett held roles of increasing responsibility at Aimmune Therapeutics, Inc., a public biopharmaceutical company that was acquired by Nestlé Health Science, between January 2017 and July 2019, ultimately serving as Vice President, Marketing, Market Access & Commercial

Operations from May 2019 until July 2019. Prior to Aimmune, Mr. Norrett was Vice President of Market Access & Commercial Development at ZS Pharma, Inc., a biopharmaceutical company, from October 2014 until January 2017. Mr. Norrett holds a B.S. in Biological Sciences from the University of California, Davis, an M.S. in Biochemistry and Molecular Biology from the University of California, Los Angeles and an M.B.A. from the University of California, Berkeley, Haas School of Business.

Sriram Ryali, M.B.A. has served as our Chief Financial Officer since January 2023. Mr. Ryali served as the Chief Financial Officer of Eiger BioPharmaceuticals, Inc., a public commercial-stage biopharmaceutical company, from December 2018 to January 2023, where he oversaw accounting operation, SEC reporting, financial planning and analysis, procurement, investor relations functions, and other general and administrative functions, including information technology, and human resources. Prior to that, he served as Vice President, Finance from December 2017 to December 2018, and Senior Director, Finance from 2015 to 2017, at Aimmune Therapeutics, Inc., a public biopharmaceutical company that was acquired by Nestlé Health Science. Prior to Aimmune, Mr. Ryali was Senior Director, Financial Planning & Analysis at Jazz Pharmaceuticals, plc., a private pharmaceutical company, in 2015, and held a series of different finance-related positions of increasing responsibility at Onyx Pharmaceuticals, Inc. and Amgen, Inc. from 2004 to 2015. Mr. Ryali holds a B.A. from the University of California, Los Angeles with a double-major in Economics and Microbiology, Immunology, and Molecular Genetics, and an M.B.A. from the UCLA Anderson School of Management.

Margaret Nell Fitzgerald has served as the Chief Legal and Compliance Officer, General Counsel and Secretary of Codexis since October 2022. Ms. Fitzgerald served as General Counsel, Corporate Secretary and Chief Compliance Officer at Allakos, Inc., a public biotechnology company, from January 2022 to October 2022, where she oversaw legal and compliance functions. Prior to Allakos, Ms. Fitzgerald was Associate General Counsel and Privacy Officer at Aimmune Therapeutics, Inc., a public biopharmaceutical company that was acquired by Nestlé Health Science, from 2017 to December 2018. Previously, Ms. Fitzgerald served as Vice President of Corporate Law at ZS Pharma, Inc., a public biopharmaceutical company, from 2015 to 2017, where she chaired negotiations, resulting in the $2.7 billion sale of ZS Pharma to AstraZeneca plc. Prior to ZS Pharma, Ms. Fitzgerald held roles of increasing responsibility at Genentech, Inc. from 2003 to 2012, ultimately serving as Associate General Counsel and Director of Transactional Law. Ms. Fitzgerald also served as an Associate Attorney at Pillsbury Winthrop Shaw Pittman LLP. Ms. Fitzgerald holds a B.A. and an M.A. in History from Stanford University and a J.D. from the University of California, Berkeley.

CORPORATE GOVERNANCE MATTERS

Composition of the Board

Our bylaws and amended and restated certificate of incorporation (“Certificate of Incorporation”) provide that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our Company. Of the members of our Board and nominees to serve as members of our Board, Drs. Aaker, Martinborough, Moore and Singhvi, Messrs. Dorgan, Smith and Wolf and Ms. Parker are independent directors as defined under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The role of chairman of our Board is currently separate from the Chief Executive Officer position in order to ensure independent leadership of our Board. Our Board has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our Chief Executive Officer can focus on leading our Company, while the chairman can focus on leading the Board in overseeing management.

Board Meetings

Our board held eight meetings during 2023, with all of our directors having attended at least 75% of the combined total of (i) all meetings of the Board held during the period for which each such director was a member of the Board and (ii) all meetings of committees of the Board of which the director was a member, held during the period for which each such director was a member. Each board member is free to suggest the inclusion of items on the agenda for each board meeting. The independent members of our Board regularly meets in executive session without management or other employees present. The Board encourages its members to attend its annual meetings of stockholders. The following then serving directors attended our 2023 annual meeting of stockholders: Drs. Dilly, Singhvi, and Aaker, Messrs. Dorgan, Smith, Wolf, and Nicols, and Ms. Parker.

Board Committees

Our Board has the following standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, a science and technology committee and a strategy committee. The composition and responsibilities of the audit committee, the compensation committee, the nominating and corporate governance committee, the science and technology committee and the strategy committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee selects the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fees; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

reviews our critical accounting policies and estimates; periodically reviews and assesses internal controls and treasury functions; and annually reviews the audit committee charter and the committee’s performance. Our audit committee reviews the relevant facts and circumstances of any related party transactions and any such transaction must be approved by our audit committee. Further, our audit committee reviews our code of business conduct and ethics and has the authority to investigate any reports received through the ethics helpline it implements, maintains and monitors and periodically reports to our Board with respect to information received through the ethics helpline and any related investigations. Our audit committee oversees the Company’s cybersecurity risk management programs and reviews regular reports from our management on cybersecurity, data privacy, and other related risks relevant to us. The current members of our audit committee are H. Stewart Parker, David V. Smith and Dennis P. Wolf. Mr. Smith serves as the chair of our audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Messrs. Smith and Wolf is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under applicable Nasdaq rules. Each of the members of our audit committee qualifies as an independent director under the applicable rules and regulations of the SEC and Nasdaq listing standards relating to audit committee independence. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)and operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. The audit committee charter can be found in the investors section of our website at www.codexis.com. The audit committee met seven times during 2023.

Compensation Committee

Our compensation committee reviews and recommends to our Board policies relating to compensation and benefits of our officers and employees. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. Our compensation committee also reviews and approves the grants of stock options and other equity awards under our stock plans. Our compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The compensation committee’s charter permits it to delegate any or all of its responsibilities to a subcommittee of compensation committee members, but only to the extent consistent with our Certificate of Incorporation, bylaws, Nasdaq rules and other applicable law. The current members of our compensation committee are Alison Moore, Rahul Singhvi, and Dennis P. Wolf. Dr. Moore serves as the chair of our compensation committee. Each member of the compensation committee meets the compensation committee independence requirements of Nasdaq and the rules under the Exchange Act. Our compensation committee operates under a written charter, which can be found in the investors section of our website at www.codexis.com. The compensation committee met six times during 2023.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board, and for reviewing and assessing the composition of the committees of our Board and recommending assignment of directors to our committees. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters, including the review and recommendation of revisions to our corporate governance guidelines. In 2023, the members of our nominating and corporate governance committee were Jennifer Aaker, Byron Dorgan, and Patrick Y. Yang (until June 2023). The current members of our nominating and corporate governance committee are Jennifer Aaker (until the Annual Meeting), Byron Dorgan, H. Stewart Parker (beginning April 2024), and David Smith (beginning April 2024). Mr. Dorgan serves as the chair of our nominating and corporate governance committee. Each of the members of our nominating and corporate governance committee is an independent director under Nasdaq listing standards relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which can be found in the investors section of our website at www.codexis.com. The nominating and corporate governance committee met four times during 2023.

Science and Technology Committee

Our science and technology committee assists our Board and management in understanding emerging or evolving scientific or technological issues of importance to the Company, overall industry trends, the status and progress of our research and development programs, the talent and skills our workforce needs to be successful and our intellectual property position. In addition, the science and technology committee advises management on our technology development programs in order to enable us to achieve our long-term strategic technology development objectives. The current members of our science and technology committee are Esther Martinborough, Alison Moore, and Rahul Singhvi. Dr. Martinborough serves as the chair of our science and technology committee. The science and technology committee operates under a written charter, which can be found in the investors section of our website at www.codexis.com. The science and technology committee met four times during 2023.

Strategy Committee

Our strategy committee assists our Board by making recommendations to our Board on the Company’s strategic direction and objectives, including evaluation of strategic actions and the ongoing performance and progress of the Company, and serve as a liaison between the Board and management. The current members of our strategy committee are Esther Martinborough, H. Stewart Parker, and David V. Smith. Mr. Smith serves as the chair of our strategy committee. The strategy committee operates under a written charter, which can be found in the investors section of our website at www.codexis.com. The strategy committee met five times during 2023.

Risk Oversight

Our Board generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks and our cybersecurity risk management programs. Our compensation committee is responsible for overseeing the management of risks relating to our executive and other compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Our Board believes that administration of its risk oversight function has not affected the Board’s leadership structure.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk- taking. While performance-based cash bonuses focus on achievement of annual goals, which may encourage the taking of risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and that our performance-based cash bonuses are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A portion of the compensation provided to our eligible employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Nominations and Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in Codexis’ industry and relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of Codexis’ operations; practical and mature business judgment, including the ability to make independent analytical inquiries; and diversity of business or career experience relevant to the success of Codexis, such as public policy and government relations. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The nominating and corporate governance committee will also consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to Codexis, which notice must be delivered to, or mailed and received at, Codexis’ principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, in addition to the specific information required by Rule 14a-19(b) under the Exchange Act, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of our common stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, which are available, without charge, upon request to our Secretary, at 200 Penobscot Drive, Redwood City, California 94063. Candidates recommended by our stockholders are evaluated in the same manner as candidates identified by a member of the nominating and corporate governance committee.

Board Diversity Matrix

The demographic information presented below is based on voluntary self-identification by each nominee or director. Additional biographical information on each nominee is set out under “Director Nominees” and “Directors Not Standing for Election.”

	As of April 25, 2024
Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Communication with the Board

Interested persons, including stockholders, may communicate with our Board by sending a letter to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, California 94063. Our Secretary will submit all correspondence to the chairman of the Board and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics can be found in the investors section of our website at www.codexis.com. Please direct all requests to our Secretary at our principal executive offices at Codexis, Inc., 200 Penobscot Drive, Redwood City, California 94063. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and officers, on our website identified above.

Derivatives Trading, Hedging, and Pledging Policies

Our Insider Trading Compliance Program provides that no employee, officer, director, consultant, or member of the same household of any such individual, should directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety, including short sales, the purchase or writing of put or call options, hedging transactions, margin purchases, and pledges of the Company’s securities to secure margin loans or other loans. In addition, our Insider Trading Compliance Program specifically prohibits these types of transactions for employees, officers, and directors under 10b5-1 trading plans.

Director Compensation

With respect to 2023, our non-employee directors receive the following annual cash compensation which was paid quarterly in arrears:

Annual Retainer ($)
Board Chair	110,000
Board Director	50,000
Audit Committee - Member	20,000
Audit Committee - Chair	30,000
Compensation Committee - Member	20,000
Compensation Committee - Chair	30,000
Nominating and Corporate Governance Committee - Member	10,000
Nominating and Corporate Governance Committee - Chair	15,000
Science and Technology Committee - Member	10,000
Science and Technology Committee - Chair	15,000
Strategy Committee - Member	10,000
Strategy Committee - Chair	15,000

In addition to the annual cash retainers described above, our non-employee director compensation policy provides that, upon election to our Board, each non-employee director is automatically granted an initial restricted stock award covering a number of shares of our common stock equal to $200,000 divided by the per share closing trading price of our common stock on the date of grant. Such initial restricted stock awards vest as to one-third of the total number of shares subject to the award on the first anniversary of the date the director commences service on our Board, with the remainder of the award vesting and becoming exercisable at a rate of one-third of the total number of shares subject to the award each year thereafter, subject to the director’s continued service to the Company on each applicable vesting date. In addition, the policy provides that, on the date of each annual meeting of stockholders, each non-employee director is granted a restricted stock award covering a number of shares of our common stock equal to $100,000 divided by the per share closing trading price of our common stock on the date of grant. Such annual restricted stock awards vest as to all of the shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the director’s continued service to the Company on such vesting date.

In connection with his service as a member of our Strategic Advisory Board, in November 2023, our Board granted Dr. Singhvi a time-based option to purchase 10,000 shares of our common stock. Additionally, Dr. Singhvi will also receive an annual cash retainer of $20,000 as a member of our Strategic Advisory Board.

The following table sets forth information regarding compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2023. Dr. Dilly, our President and Chief Executive Officer in 2023, did not receive any additional compensation for serving as a director. Please see the “2023 Summary Compensation Table” for the compensation received by Dr. Dilly with respect to 2023.

2023 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Options ($)(1)(2)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jennifer Aaker, Ph.D.	60,000	—	100,000	—	160,000
Byron L. Dorgan	122,747	—	100,000	—	222,747
Esther Martinborough, Ph.D.	75,000	—	100,000	—	175,000
Alison Moore, Ph.D.	90,000	—	100,000	—	190,000
H. Stewart Parker	80,000	—	100,000	—	180,000
Rahul Singhvi, Sc.D.	80,000	10,475	100,000	6,250	196,725
David V. Smith	95,000	—	100,000	—	195,000
Dennis P. Wolf	90,000	—	100,000	—	190,000
Patrick Yang Ph.D. (3)	29,286	—	—	—	29,286

(1)

The amounts reported in the “Stock Options” and “Stock Awards” columns reflect the grant date fair value of stock options and stock awards granted during the year ended December 31, 2023 calculated in accordance with FASB ASC Topic 718. The grant date fair value for the restricted stock awards is determined based on the closing stock price on the date of grant.The valuation assumptions used in determining the grant date fair values for the option awards are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The following table sets forth the number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2023.

Name	Options Outstanding (#)	Shares of Restricted Stock Outstanding (#)
Jennifer Aaker, Ph.D.	—	34,602
Byron L. Dorgan	—	34,602
Esther Martinborough, Ph.D.	—	37,022
Alison Moore, Ph.D.	—	34,602
H. Stewart Parker	—	59,854
Rahul Singhvi, Sc.D.	10,000	55,500
David V. Smith	—	34,602
Dennis P. Wolf	—	34,602
Patrick Yang, Ph.D.	—	—

(2)

The amounts reported in the “Stock Options” and “All Other Compensation” column reflect the grant date fair value of the stock options received and fees earned or paid to Dr. Singhvi, respectively, during the year ended December 31, 2023 in connection with his service as a member of our Strategic Advisory Board.

(3)	Dr. Yang did not stand for re-election at our 2023 annual meeting of stockholders.

PROPOSAL 2

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG to audit our consolidated financial statements for the year ending December 31, 2024. The Board, upon the recommendation of the Audit Committee, has ratified the selection of KPMG as our independent registered public accounting firm for 2024, subject to ratification by the stockholders. Representatives of KPMG are expected to be present at the Annual Meeting virtually with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of BDO USA, P.C. (“BDO”), our former independent registered public accounting firm, will not be present at the Annual Meeting and will not be available to respond to your questions or make a statement.

Following a thorough process that included proposals from multiple firms, on February 29, 2024, the Audit Committee dismissed BDO as our independent registered public accounting firm, in which capacity BDO had served since 2013, and approved the engagement of KPMG our independent registered public accounting firm for the year ending December 31, 2024.

During the Company’s fiscal years ended December 31, 2023 and December 31, 2022 and the subsequent interim period through February 29, 2024, we did not have any disagreement with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in their reports on our consolidated financial statements. In addition, during the fiscal years ended December 31, 2023 and December 31, 2022 and the subsequent interim period through February 29, 2024, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that a material weakness in internal control over financial reporting was identified in the first quarter of 2022 related to management’s controls over the revenue recognition process in the three months ended March 31, 2022, as described in Item 4 of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. As reported in Part II, Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, management concluded that the material weakness was remediated during the fourth quarter of 2022 and that, as of December 31, 2022, our internal control over financial reporting was effective. BDO’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 31, 2022 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

We provided BDO with a copy of the required auditor change disclosures prior to filing the disclosures with the SEC on Form 8-K on March 6, 2024 (the “8-K”) and requested that BDO furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements in Item 4.01(a). BDO confirmed they agreed with the statements contained in the third and fourth paragraphs in Item 4.01(a) of the 8-K. A copy of BDO’s letter, dated March 5, 2024, was filed as Exhibit 16.1 to the 8-K.

In connection with the appointment of KPMG as our independent registered public accounting firm, we did not consult KPMG on any matter relating to either (i) the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Fees and Services

BDO provided audit, audit-related, tax and other services to us during the years ended December 31, 2023 and 2022 as follows:

Type of Fees	Fiscal 2023	Fiscal 2022
Audit Fees	$1,574,854	$1,300,210
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,574,854	$1,300,210

Audit Fees

This category includes fees associated with professional services rendered for the audit of our annual financial statements and the effectiveness of our internal control over financial reporting, issuance of consents in connection with registration statements, providing comfort letters in connection with Codexis’ funding transactions and for the review of our interim financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no fees for services rendered by BDO that fall into the classification of audit-related fees for the years ended December 31, 2023 and 2022.

Tax Fees

There were no fees for services rendered by BDO that fall into the classification of tax fees for the years ended December 31, 2023 and 2022.

All Other Fees

There were no fees for services rendered by BDO that fall into the classification of all other fees for the years ended December 31, 2023 and 2022.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by Codexis or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. All fees paid to BDO for audit and non-audit services provided during years 2023 and 2022 were pre-approved by the audit committee in accordance with the policy described above.

Board Recommendation

THE BOARD AND AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Reform Act”) added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, our Board has approved the submission of the following resolution to our stockholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to Codexis, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation program is designed to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short-term and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives. For more information on our executive compensation program, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

This vote is advisory, which means that the vote on executive compensation is not binding on Codexis, our Board or our compensation committee. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, our compensation committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Unless our Board changes its policy with respect to the frequency of the advisory vote on executive compensation, the next such vote will be held at our next annual meeting of stockholders.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING, ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the Compensation Discussion and Analysis section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program. As a smaller reporting company, we are not required to include a “Compensation Discussion and Analysis” and are permitted to exclude certain executive compensation tables from our disclosure. We have elected to include a Compensation Discussion and Analysis as well as additional tables under Item 402 on a voluntary basis.

Codexis, Inc. is a leading enzyme engineering company leveraging our proprietary CodeEvolver® technology platform to discover, develop, enhance, and commercialize novel, high performance enzymes and other classes of proteins. Our business requires a talented, motivated and capable leadership team. To that end, our executive compensation program plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

2023 Executive Compensation Program Summary. Our executive compensation program is designed to attract and retain talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in our industry, where there is considerable competition for talented executives.

For 2023, our named executive officers and their positions during 2023 were as follows:

•	Stephen Dilly, M.B.B.S, Ph.D., our President and Chief Executive Officer;

•	Kevin Norrett, M.B.A., our Chief Operating Officer; and

•	Sriram Ryali, our Chief Financial Officer.

2023 Performance Highlights

In July 2023, we announced the restructuring of our business to focus our resources on programs that we believe have the strongest probability of creating significant value in the near-term and beyond, including the advancement and commercialization of our ECO Synthesis™ manufacturing platform and growing our complementary pharmaceutical manufacturing business. As part of this enhanced strategic focus, we also streamlined operations, including the discontinuation of investment in certain development programs, primarily in our biotherapeutics business, consolidated operations to our Redwood City, California headquarters, and reduced headcount by approximately 25%.

In addition, we met key financial and operational performance objectives in 2023

•	Despite challenging sector and macroeconomic conditions, 2023 total revenues, excluding enzyme sales related to PAXLOVID™ for COVID-19, decreased marginally, by 2%, compared to 2022.

•	Product gross margin, excluding enzyme sales related to PAXLOVID™, increased to 63% for fiscal year 2023 compared to 52% for fiscal year 2022.

•

As part of our disciplined portfolio streamlining and strategic actions, Codexis now reflects a “built to win,” focused organization with significantly reduced anticipated operating expenses and cash burn.

Our cash position is strong, with $65.1 million in cash and cash equivalents as of December 31, 2023, which we anticipate will be sufficient to fund our planned operations through positive cash flow, expected around the end of 2026.

We also achieved the following major wins and milestones that we anticipate will position the Company for future growth:

•

In September 2023, we executed an Assignment and Assumption of Lease for our San Carlos, California location. As a result of consolidating operations, we estimate cumulative cash savings of more than $30.0 million through 2031.

•

As of December 31, 2023, we were selling biocatalysts to pharmaceutical manufacturers for 16 therapeutic drugs that are currently approved for commercial sales and 12 therapeutic drug candidates that are in Phase 2 and Phase 3 clinical trials.

•

In December 2023, we achieved gram-scale synthesis with our ECO Synthesis™ technology platform, demonstrating the preparative-scale manufacture of an oligonucleotide, composed of the modified nucleotide building blocks typically used in ribonucleic acid (“RNA”) therapeutics, under process-like conditions. Successful completion of this technical milestone enables our engineers to initiate a comprehensive assessment of the purity profile for small interference RNA (“siRNA”) developed with the ECO Synthesis™ manufacturing platform. Separately, data collected on process-related parameters provides foundational information for early models of the siRNA manufacturing process and allows us to open conversations with early access customers on their RNAi therapeutics manufacturing processes.

•

In December 2023, we entered into an agreement with Aldevron, a global leader in the custom development and manufacture of plasmid DNA, RNA and proteins for the biotech industry, for the global exclusive license to our Codex® HiCap RNA Polymerase. Under the terms of the deal, Aldevron received global manufacturing and commercialization rights to the Codex® HiCap RNA Polymerase and we will receive payments for near-term technical milestones, along with commercial milestones and sales-based royalties.

•

In December 2023, Codexis and Nestlé Health Science entered into a purchase agreement for CDX-7108, an investigational therapy for the potential treatment of exocrine pancreatic insufficiency (“EPI”). Under the terms of the agreement, we will receive up to $45.0 million in potential milestone payments, including a $5.0 million upfront payment received in January 2024, as well as high single-digit net-sales-based royalties. We will receive up to an additional $5.0 million if Nestlé Health Science exercises an option to purchase two additional early-stage enzymes being developed for EPI.

Commitment to Pay-for-Performance. We have structured our executive compensation programs to provide our named executive officers appropriate incentives to help drive positive and sustainable long-term results. We believe that our executive compensation program is appropriately sensitive to Company financial performance and long-term stockholder returns, as the largest portion of our named executive officers’ compensation is in the form of performance-based cash and equity-based long-term incentive awards.

The key components of our compensation program for our named executive officers and actions taken in 2023 with respect to those components are as follows:

•

Limited Base Salary Increases for Continuing Named Executive Officers; Competitive Base Salaries for New Named Executive Officer. Base salaries represent a fixed component of our executive compensation program that are intended to keep us competitive with the market while remaining cost effective and providing security to our named executive officers as a predictable stream of income. We established the base salaries of our new named executive officer that joined us during the year pursuant to arm’s length negotiations after considering market data, base salary with prior employer and in light of the named executive officer’s skillset and experience.

•

Annual Cash Incentive Bonuses Capped. Our named executive officers participate in the Executive Incentive Compensation Plan. For 2023, while we achieved 142% of the modified corporate performance goals, the compensation committee exercised its discretion to reduce the Company’s achievement level to 110% of target. We believe that the contingent nature of the award of annual cash bonuses for 2023 reflects our continued emphasis on pay-for-performance.

•

Equity Awards as a Key Component of Compensation. Our compensation committee provides a significant portion of our named executive officers’ target total direct compensation opportunity in the form of equity awards which we believe helps align the interests of our named executive officers with our stockholders and provide our named executive officers with incentive to drive long-term growth in our stock price.

Commitment to Strong Governance Standards. We are committed to having strong governance standards with respect to our executive compensation policies and practices. The Company has a number of executive compensation practices that we belie ve reflect the interests of our stockholders and governance best practices, including:

•	We use a mix of fixed and variable compensation, with an emphasis on variable, at-risk performance-based compensation.

•	We have no “gross up” agreements or entitlements to excise taxes on severance or other payments in connection with a change in control.

•	We do not offer any other “gross up” agreements or entitlements on perquisites and benefits, except for relocations that are under our control and are at our direction.

•	We provide for multi-year vesting periods for equity award grants to reinforce a culture in which the Company’s executives remain focused on the Company’s long-term success.

•	We do not reprice stock options.

•	We do not allow hedging or pledging of our stock by directors or employees.

•	We offer minimal perquisites to our named executive officers.

•	We do not maintain any pension benefits or nonqualified deferred compensation plans.

•

Our compensation committee engages its own independent compensation consultant, Pearl Meyer & Partners. (“Pearl Meyer”), which performs an annual comprehensive market analysis of our executive compensation programs and pay levels.

•	We provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers on an annual basis.

•	Based on our annual risk assessment, our compensation program does not present any risk that is reasonably likely to have a material adverse effect on the Company.

Stockholder Advisory Vote on Executive Compensation

In its compensation review process, our compensation committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. At our 2023 annual meeting of stockholders, the Company received approval of approximately 84.6% of the votes cast for its “say on pay” vote. After considering the 2023 “say on pay” results, our compensation committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2023 “say on pay” vote.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for our named executive officers is designed to achieve the following objectives:

•	attract, engage and retain executives of superior ability, experience and managerial talent enabling us to be an employer of choice in our highly competitive and dynamic industry;

•	motivate and reward executives whose knowledge, skills and performance support our continued success;

•

encourage and inspire our executives to achieve key corporate performance objectives by linking incentive award opportunities to the achievement of individual and company-wide short- and long-term goals; and

•

align the interests of our executives and stockholders by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our Company through stock options and other equity incentive awards, which will motivate executives to increase stockholder value.

Components of Our Executive Compensation Program and Determination of Compensation

The components of our executive compensation program consist primarily of base salaries, annual cash incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components (such as base salaries and annual cash incentive bonuses) and long-term compensation components (such as equity incentive awards) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentives for the achievement of short- and long-term corporate objectives.

Our compensation committee is responsible for evaluating and administering our compensation programs and practices for our named executive officers. Our compensation committee uses its judgment and experience and the recommendations of our Chief Executive Officer with respect to the compensation for our named executive officers (other than himself) to determine the appropriate mix of short- and long-term compensation components for each named executive officer. Short- and long-term compensation components are balanced to encourage each named executive officer to use his time and talents to accomplish both our short- and long-term corporate objectives. Our Chief Executive Officer generally attends our compensation committee meetings to provide input on factors that may influence our compensation committee members’ consideration of compensation programs and individual compensation, including individual performance (other than with respect to their own performance), financial, legal and compensation parity considerations. In addition, our Chief Financial Officer and other members of management occasionally attend such compensation committee meetings when their expertise may be required based on the issues being discussed. No named executive officer is present at the meetings at the time that his or her own compensation is being reviewed by the compensation committee. Our compensation committee analyzes each of the primary elements of our compensation program to evaluate whether our executive officers’ overall compensation is competitive with executive officers in similar positions at comparable companies in our labor market and to assess internal compensation equality among incentive awards for our employees, including our named executive officers.

Our compensation committee determines compensation for our executive officers, including our named executive officers, in large part based upon our financial resources, as well as competitive market data. Our compensation committee engaged Pearl Meyer in May 2023 to provide competitive market data and to provide advisory support to the compensation committee with regards to the compensation of our named executive officers. Prior to engagement of Pearl Meyer, our compensation committee engaged Compensia, Inc. (“Compensia”) as its independent compensation consultant. Pearl Meyer (and, prior to May 2023, Compensia) works directly with our compensation committee and did not provide any non-compensation related services to us during 2023. After review and consultation with Pearl Meyer, the compensation committee determined that Pearl Meyer is independent and that there is no conflict of interest resulting from retaining Pearl Meyer currently or during 2023. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and Nasdaq listing standards.

In November 2022, based on the recommendation of Compensia, our compensation committee adopted a peer group of companies to serve as a reference when reviewing the compensation levels for our named executive officers for 2023. The companies that formed our 2023 compensation peer group were selected from biotechnology and chemical companies having business models and financial characteristics similar to us. After considering the recommendations of Compensia, we specifically selected companies that generally fell within the range of 0.5–2.0x of our Company in terms of revenue and within the range of 0.33–3.0x of market capitalization. The 2023 compensation peer group consisted of the following companies:

• Amyris	• ImmunoGen

• Anika Therapeutics	• MacroGenics

• Atrion	• NanoString Technologies

• Avid Bioservices	• Precigen

• Berkeley Lights	• Quanterix

• BioCryst Pharmaceuticals	• REGENXBIO

• Deciphera Pharmaceuticals	• Sangamo Therapeutics

• Editas Medicine	• Seres Therapeutics

• Heron Therapeutics	• SomaLogic

This 2023 peer group was determined following review of the peer group referenced for reviewing the 2022 compensation of our named executive officers, and appropriate changes were made based on the updated selection criteria. This resulted in the addition of the following companies that fell within the peer group selection criteria noted above: Anika Therapeutics; Heron Therapeutics; and SomaLogic. In addition, Cytokinetics and Inovio Pharmaceuticals were removed as they were no longer viewed as comparable to the Company based on the criteria above and Meridian Bioscience was removed due to its acquisition.

In November 2022, when the peer group was adopted, the Company was at the 64th percentile for the last four quarters’ revenue and at the 31st percentile for 30-day average market capitalization. In addition to data from our 2023 peer group, our compensation committee considered a market analysis from Compensia using data from the Radford Global Life Sciences Compensation Survey.

In determining the 2023 compensation for our named executive officers, we believe that the practices of the companies in the compensation peer group provided our compensation committee with relevant compensation information, not only because of the similarity of their business models and financial characteristics, but because several of these companies have similar organizational structures and tend to compete with us for executive talent.

Our overall compensation philosophy is to generally target the median of the market for base salaries and the compensation committee considers a range of market data as well as individual and company performance when setting pay for executive officers. The compensation committee works within the general framework of this market-competitive philosophy to determine each component of our named executive officers’ compensation packages based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;

•	performance goals and other expectations for the position and the individual;

•	the individual’s background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and

•	comparison to other executives within our Company having similar levels of expertise and experience.

During 2023, our compensation committee reviewed all aspects of our executive compensation program, including base salaries, annual cash incentive bonuses and equity grant targets for each of our named executive officers.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element of our executive compensation program, to a greater or lesser extent, serves each of our objectives as set forth above.

Annual Cash Compensation

Base Salary

The base salaries of our named executive officers are established when they are hired and reviewed annually and adjusted when necessary to reflect individual roles and performance and the competitive market. Our compensation committee also reviews each named executive officer’s annual base salary in comparison with other executives who are at the same level at our Company and seeks parity among executives within our Company who have similar levels of responsibility and authority. Our compensation committee believes that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance.

Executive	2022	2023	Annual Increase
Stephen Dilly, M.B.B.S, Ph.D.	$710,000	$710,000	—%
Kevin Norrett, M.B.A.	$450,000	$468,000	4%
Sriram Ryali, M.B.A (1)	$—	$450,000	—%

(1)	Mr. Ryali commenced employment on January 23, 2023.

Annual Cash Incentive Bonuses

Our compensation philosophy with respect to annual cash incentive bonuses is designed to be consistent with our overall compensation program philosophy. In 2023, the annual cash incentive bonuses under our annual cash bonus program (the “Executive Incentive Compensation Plan”) were based solely on corporate performance to enhance alignment across the leadership team and organization.

In connection with the commencement of their employment with the Company, our compensation committee established the target bonus percentages of 75% of annual base salary for Dr. Dilly and 50% of annual base salary for each of Mr. Ryali and Mr. Norrett.

In February 2023, our compensation committee approved the following performance goals, along with their related maximum attainable percentage points, for determining the corporate performance under our Executive Incentive Compensation Plan:

Goal	Maximum Achievement
Strategic financial deliverables, including year-end cash balance, product revenue and gross margin (excluding PAXLOVID™), and R&D revenue	61%
Strategic Biotherapeutics deliverables	39%
Strategic Life Sciences deliverables	29%

Subtotal	129%

Stretch goals related to biotherapeutics and performance enzymes	60%

Total	189%

While the maximum achievement level of the performance goals totaled 189%, the compensation committee capped the overall maximum attainable total achievement at 150%. The specific performance goals are intended to be difficult to achieve and require above what our compensation committee has determined to be average performance to meet the minimum acceptable standard. Because each of our performance goals is related to our business strategy and is highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors, customers and other third-parties with significant insights regarding are confidential business strategies that could cause us substantial harm.

Following the restructuring of our business that we announced in July 2023, including the discontinuation of investment in certain development programs, primarily in our biotherapeutics business, consolidation of operations to our Redwood City, California headquarters, and headcount reduction, in September 2023, our compensation committee modified the performance goals under our Executive Incentive Compensation Plan to reflect key areas of immediate focus deemed necessary to successfully execute our new corporate strategy. The modified corporate performance goals and their related maximum attainable percentage points were as follows:

Goal	Maximum Achievement
Strategic financial deliverables, including year-end cash balance, product revenue and gross margin (excluding PAXLOVID™), and R&D revenue	45%
Strategic Biotherapeutics and Life Sciences deliverables	39%
Strategic Pharmaceutical Manufacturing deliverables	30%
Strategic ECO Synthesis™ Manufacturing platform deliverables	61%

Total	175%

While the maximum achievement level of the modified corporate performance goals totaled 175%, the compensation committee maintained an overall cap of 150%. Our compensation committee intended for the modified corporate performance goals, as a whole, to continue to be difficult to achieve while aligning with our new corporate strategy. Because each of our performance goals is related to our business strategy and is highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors, customers and other third-parties with significant insights regarding are confidential business strategies that could cause us substantial harm.

Failure to achieve the target result for any modified corporate performance goal results in a zero for that particular goal, but will not alone result in zero total bonus. The bonus amount is determined as follows:

Bonus Amount = (Base Salary) x (Target Percentage) x (Company Performance Achievement Level)

In February 2024, our compensation committee evaluated achievement of our modified corporate performance goals as follows:

Goal	Actual Achievement	Maximum Attainable
Strategic financial deliverables, including year-end cash balance, product revenue and gross margin (excluding PAXLOVID™), and R&D revenue	45%	45%
Strategic Biotherapeutics and Life Sciences deliverables	29%	39%
Strategic Pharmaceutical Manufacturing deliverables	30%	30%
Strategic ECO Synthesis™ Manufacturing platform deliverables	38%	61%

Total	142%	175%

While we achieved 142% of the modified corporate performance goals, the compensation committee exercised its discretion to reduce the 2023 achievement level to 110%. This reduction was intended to balance the challenging market conditions that impacted Codexis’ valuation with what we view as the fact that we made significant progress to reduce expenses and fund planned operations to positive cash flow, expected around the end of 2026, and position Codexis for future growth. We believe this progress is a result of the actions we took to restructure the business and focus on programs that we believe have the strongest probability of creating significant value in the near-term and beyond, including the advancement and commercialization of our ECO Synthesis™ manufacturing platform and growing our complementary pharmaceutical manufacturing business.

The following table sets forth the 2023 bonus targets and actual bonuses paid to our named executive officers:

Name of Executive Officer	Bonus Target (Base Salary x Target %) ($)	2023 Company Performance Achievement Level (%)	Bonus Payment ($)
Stephen Dilly	$532,500	110%	$585,750
Sriram Ryali (1)	$211,719	110%	$232,891
Kevin Norrett	$234,000	110%	$257,400

(1)	Pro-rated based on commencement of employment on January 23, 2023.

We believe that our annual cash incentive bonus plans help to attract and motivate our executives, encourage and inspire our executives to achieve key corporate performance objectives and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By reevaluating the corporate goals under our bonus program for executives each year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and non-financial goals.

Sign-On Bonuses

In connection with the commencement of employment of Mr. Ryali as Chief Financial Officer, we agreed to pay a sign on bonus of $100,000, paid in a single installment in 2023. This sign on bonus was subject to repayment in full if Mr. Ryali voluntarily resigned without good reason or we terminated Mr. Ryali’s employment for cause, in each case, within one year following the commencement of employment with us. This sign on bonus was negotiated in connection with Mr. Ryali’s commencement of employment and was intended to act as an additional inducement for Mr. Ryali to commence employment with us.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive equity ownership that encourages long-term investment by our named executive officers in our equity, thereby better aligning the named executive officers’ interests with the interests of our stockholders. During 2023, our compensation committee granted our named executive officers service-based stock options and restricted stock units.

As part of our annual refresh cycle, in February 2023, our Board granted Dr. Dilly a time-based option to purchase 337,500 shares of our common stock and 112,500 restricted stock units. Also in February 2023, our compensation committee granted Mr. Norrett a time-based option to purchase 67,500 shares of our common stock and 22,500 restricted stock units.

In connection with Mr. Ryali’s commencement of employment as Chief Financial Officer, our compensation committee granted him a time-based option to purchase 372,637 shares of our common stock and 111,791 restricted stock units.

While no single factor determined the size of these awards, our compensation committee generally considered the following factors in making such awards: internal equity within our management team; individual performance; tenure with our Company; equity awards newly appointed named executive officers held at their prior companies; the criticality of each named executive officer’s role at our Company; and the periodic equity incentive award practices observed by the companies in our 2023 compensation peer group.

Time-based options granted in 2023 vest as to 25% of the underlying shares on the first anniversary of the vesting commencement date and in substantially equal monthly installments over the subsequent three years, subject to continued service. Restricted stock units vest in three substantially equal installments, subject to continued service. The vesting commencement date for time-based options and restricted stock units is generally the date of grant for refresh equity grants and the date of hire or promotion for new hire and promotion grants. In keeping with our market-competitive philosophy, our Board and compensation committee established the foregoing vesting schedules because it determined such vesting represents market practice in our industry based on the experience of the members of our compensation committee.

Termination-Based Compensation

Our compensation committee provides our named executive officers with termination of employment protection when it determines that such protection is deemed necessary to attract or retain an executive.

We believe that concerns about potential job loss or the possibility or occurrence of a change in control of the Company can create uncertainty for our executive officers that may unduly affect their performance. For example, the possibility of a change in control of the Company may create uncertainty for our named executive officers regarding their continued employment because such transactions frequently result in changes in senior management. Consequently, we have entered into an employment agreement with Dr. Dilly and a change of control severance agreement with Messrs. Norrett and Ryali, which provide severance payments and benefits in the event of certain qualifying terminations, both within and outside of a change in control context. We believe that such arrangements are necessary to attract and retain talent in the markets in which we compete for talent.

The severance payments and benefits that are payable under the Company’s severance and change in control arrangements are further described below in the section entitled “—Change in Control and Severance Arrangements.”

Other Compensation

All of our named executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life and disability insurance, 401(k) plan, and cell phone allowance. We currently provide company contributions to the 401(k) plans for all employees, including our named executive officers. Consistent with our market-competitive compensation philosophy, we intend to continue to maintain these benefit plans and arrangements for our employees, including our named executive officers.

Pursuant to our employment agreement with Dr. Dilly, we provide Dr. Dilly an annual travel allowance of $40,000, which is intended to offset expenses Dr. Dilly incurs in travelling to our offices in Redwood City, California. Our Board approved the travel allowance at the time Dr. Dilly joined the Company as an executive officer in order to induce Dr. Dilly to commence employment with us.

Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems it advisable. We currently do not believe it is necessary for the attraction or retention of management talent to provide our named executive officers with a substantial amount of compensation in the form of perquisites or other personal benefits.

Clawback Policy

In August 2023, we adopted a clawback policy to comply with the requirements of the Dodd-Frank Reform Act and the final Nasdaq listing rules. Under our Policy on Recoupment of Incentive Compensation, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement under the federal securities laws, we will recoup from each current and former “executive officer” (within the meaning of Rule 10d-1 of the Exchange Act) any erroneously awarded inventive compensation, subject to limited exceptions. Key terms of the policy include:

•

Incentive-based based compensation that an executive officer is granted, earned, or vested, wholly or in part, upon the attainment of a financial reporting measure is subject to recoupment under the policy. Restricted stock or options with time-based vesting, and discretionary bonuses not based on the attainment of any financial measure are not subject to this policy.

•

The incentive-based compensation subject to recovery is the gross (not after-tax) amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.

•	Incentive-based compensation is subject to a three-year look-back from the date we are required to prepare an accounting restatement.

Derivatives Trading, Hedging, and Pledging Policies

Our Insider Trading Compliance Program provides that no employee, officer, director, consultant or contractor, or any family member or member of the same household of any such person, should directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety, including short sales and the purchase or writing of put or call options. In addition, our Insider Trading Compliance Program specifically prohibits short sales, put and call options and other hedging transactions under 10b5-1 trading plans. In addition, our Insider Trading Compliance Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Submitted by the Compensation Committee of the Board of Directors:

Alison Moore, Ph.D. (Chair)

Rahul Singhvi, Sc.D.

Dennis P. Wolf

2023 Summary Compensation Table

The following table summarizes the compensation that we paid to our named executive officers related to the year ended December 31, 2023 and, to the extent required by the SEC disclosure rules, 2022.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen Dilly, M.B.B.S, Ph.D.	2023	710,000	—	612,000	1,144,598	585,750	69,867	3,122,215
President and Chief Executive Officer	2022	279,449	200,000	2,388,192	2,751,350	190,103	84,057	5,893,152
Sriram Ryali, M.B.A. Chief Financial Officer	2023	423,438	100,000	655,095	1,354,647	232,891	14,120	2,780,191
Kevin Norrett, M.B.A.	2023	468,000	—	122,400	228,920	257,400	14,160	1,090,880
Chief Operating Officer	2022	112,500	—	595,977	1,519,305	47,813	240	2,275,835

(1)

Dr. Dilly was appointed our President and Chief Executive Officer effective as of August 9, 2022. Mr. Norrett was appointed our Chief Operating Officer effective as of October 3, 2022. Mr. Ryali was appointed as our Chief Financial Officer effective as of January 23, 2023.

(2)

The amounts reported in the bonus column for 2023 represent sign-on bonuses awarded in connection with the commencement of employment. Mr. Ryali’s sign-on bonus was paid in February 2023 after he commenced employment with us and was subject to repayment for certain terminations of employment on or prior to the one-year anniversary of his commencement of employment.

(3)

The amounts reported in the “Stock Awards” and “Option Awards” columns for 2023 represent the grant date fair value of restricted stock units and stock options calculated in accordance with FASB ASC Topic 718. The grant date fair value for the restricted stock unit awards is determined based on the closing stock price on the date of grant. The valuation assumptions used in determining the grant date fair values for the option awards are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(4)

The amounts reported in this column for 2023 reflect bonus payments made pursuant to the Executive Incentive Compensation Plan earned based on corporate and individual achievement and which were paid in early 2024. Please see the section “—Components of Our Executive Compensation Program—Annual Cash Compensation” above for more information.

(5)

Amounts reflect the following for each named executive officer: Dr. Dilly: a travel allowance of $56,667, including a catch-up adjustment of $16,667 from 2022, and 401(k) matching contribution of $13,200; Mr. Norrett: a cell phone stipend of $960 and 401(k) matching contribution of $13,200; and Mr. Ryali: a cell phone stipend of $920 and 401(k) matching contribution of $13,200.

Grants of Plan-Based Awards in 2023 Table

The following table shows information regarding grants of non-equity incentive and equity incentive awards during the fiscal year ended December 31, 2023 to each of our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Target ($)	Maximum ($)
Stephen Dilly	2/21/2023	—	—	—	337,500	$5.44	$1,144,598
	2/21/2023	—	—	112,500	—	—	$612,000
		532,500	798,750	—	—	—	—
Sriram Ryali	2/10/2023	—	—	—	372,637	$5.86	$1,354,647
	2/10/2023	—	—	111,791	—	—	$655,095
		211,719	317,579	—	—	—	—
Kevin Norrett	2/21/2023	—	—	—	67,500	$5.44	$228,920
	2/21/2023	—	—	22,500	—	—	$122,400
		234,000	351,000	—	—	—	—

(1)

The amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2023 Executive Incentive Compensation Plan. The target column assumes the achievement of both the company performance factor and the individual performance factor at the target level and the maximum column assumes the maximum achievement for the company performance factor, in each case, pursuant to the original corporate performance goals established under the 2023 Executive Incentive Compensation Plan. The maximum achievement was capped at 150% of the amount reported in the target column by our compensation committee. The actual amounts paid to our named executive officers are set forth in the bonus and non-equity incentive plan compensation columns of the 2023 Summary Compensation Table.

(2)

The restricted stock units vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to the named executive officer’s continued service to our Company.

(3)

The options vest as to 1/4th of the shares subject to the option on the first anniversary of the date of grant and the remainder of the shares vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our Company.

(4)

The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represents the grant date fair value of restricted stock units and options calculated in accordance with FASB ASC Topic 718. The grant date fair value for the restricted stock unit awards is determined based on the closing stock price on the date of grant. The valuation assumptions used in determining the grant date fair values for the option awards are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Outstanding Equity Awards at 2023 Fiscal Year-End Table

The following table shows grants of stock options, performance stock units, and performance-based options outstanding on December 31, 2023, the last day of our fiscal year, for each of our named executive officers.

			Option Awards				Stock Awards
Name	Vesting Commencement Date (1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (3)
Stephen Dilly	8/1/2022		233,333	466,667	6.73	8/1/2032
	8/1/2022	(4)	—	—	—				144,500	$440,725
	2/21/2023		—	337,500	5.44	2/21/2033
	2/21/2023		—	—	—		112,500	$343,125
Sriram Ryali	2/10/2023		—	372,637	5.86	2/10/2033
	2/10/2023		—	—	—		111,791	$340,963
Kevin Norrett	10/3/2022		120,577	292,828	6.07	10/3/2032
	10/3/2022	(4)	—	—	—				41,728	$127,271
	2/21/2023		—	67,500	5.44	2/21/2033
	2/21/2023		—	—	—		22,500	$68,625

(1)

Except as otherwise noted, each stock option vests as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the total number of shares subject to the option on each monthly anniversary thereafter, in each case, subject to continued service to us, and each restricted stock unit award vests in three substantially equal installments on each anniversary of the vesting commencement date, subject to continued service to us.

(2)

Performance-based stock units that were granted in 2022 are earned based on the achievement of performance goals, and earned awards vested 50% on March 5, 2023 and 50% on March 5, 2024, subject to continued service to us. Number of shares underlying performance stock units reflect maximum achievement of 85% of the original number granted, based on the cap established by our Board and compensation committee in November 2022 when our 2022 corporate performance goals were modified.

(3)	The market value of restricted stock units and performance stock units is calculated using $3.05, the closing trading price of our common stock on December 29, 2023.
(4)	Represents the earned portion of performance-based awards that vested in full on March 5, 2024, subject to continued employment through the vesting date.

Option Exercises and Stock Vested in 2023

The following table sets forth information regarding stock awards in which our named executive officers vested during 2023. There were no stock option exercises by our named executive officers during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Vested (#)	Value Realized on Vesting ($)(1)
Stephen Dilly, M.B.B.S, Ph.D.	—	—	161,741	$525,151
Sriram Ryali, M.B.A.	—	—	—	—
Kevin Norrett, M.B.A.	—	—	41,728	$83,039

(1)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing trading price of our common stock on the vesting date.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment, Change in Control and Severance Arrangements

We are party to an employment agreement with Dr. Dilly and a change of control severance agreement with each of Mr. Norrett, and Mr. Ryali, each of which provide for payments and benefits upon certain terminations of employment.

Under Dr. Dilly’s employment agreement, in the event that his employment is terminated without cause, he resigns for good reason or his employment is terminated due to death or disability (as such terms are defined in his employment agreement), he will be eligible to receive: an amount equal to 12 months of his base salary and 100% of his annual target bonus, payable in a cash lump sum; 12 months’ vesting acceleration for all outstanding equity awards (with any performance-based award deemed achieved at target); and continued healthcare coverage for up to 12 months. In addition, in the event Dr. Dilly’s employment is terminated without cause, he resigns for good reason, or his employment is terminated due to death or disability, in each case, within three months prior to or 12 months following a change in control of our Company, Dr. Dilly is entitled to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards. The employment agreement also provides that in the event Dr. Dilly’s employment with the Company is terminated by the Company without cause in connection with the sale or exclusive license of a substantial portion of the assets of the Company, as reasonably determined by our Board, then each outstanding equity award held by Dr. Dilly as of the date immediately preceding his termination of employment will fully vest. All of the foregoing payments and benefits are subject to Dr. Dilly’s execution and subsequent non-revocation of a release of claims in favor of the Company.

We have entered into change of control severance agreements with each of Mr. Ryali and Mr. Norrett. Each change of control severance agreement provides that, in the event the named executive officer experiences an involuntary termination without cause or a voluntary resignation for good reason (as such terms are defined in the agreement), the named executive officer will be entitled to an amount equal to 12 months of base salary and continued healthcare coverage for up to 12 months. In the event the named executive officer experiences an involuntary termination without cause or a voluntary termination for good reason during the period commencing 90 days prior to and ending 12 months following a change of control of the Company, or the change in control period, the named executive officer will be entitled to a lump sum payment equal to 18 months of base salary, continued healthcare coverage for up to 18 months, and full accelerated vesting of the named executive officer’s outstanding equity awards. In the event that the named executive’s employment is terminated without cause or resigns for good reason and the event giving rise to such termination occurs at the direction of a person or entity that has entered into an agreement with the Company that contemplates a transaction which would constitute a change of control if consummated, then such termination will be deemed to have occurred within the change in control period, and the named executive officer will be entitled to the payments and benefits described in the preceding sentence. The change of control severance agreement also provides that in the event a named executive officer’s employment is terminated as a result of death or disability, the named executive officer will be entitled to vesting of the named executive officer’s equity awards with respect to that number of shares that would otherwise vest on the next vesting date for such equity award, pro-rated to the date of termination and continued healthcare coverage for up to 12 months. All of the foregoing payments and benefits are subject to the named executive officer’s execution and subsequent non-revocation of a release of claims in favor of the Company.

Under each named executive officer’s change of control severance agreement, in the event of a change of control, performance under any outstanding performance-based equity awards (including any performance-based options and performance stock units) would be determined as follows: (i) if the change of control is consummated prior to the date the compensation committee determines the achievement of the applicable performance goals, performance would be deemed achieved at 100% of target level; and (ii) if the change of control is consummated on or after the date the compensation committee determines the achievement of the applicable performance goals, performance will be deemed achieved at the level determined by our compensation committee based on actual performance.

The following table sets forth quantitative estimates of the payments and benefits pursuant to Dr. Dilly’s employment agreement, and Mr. Norrett’s and Mr. Ryali’s change of control severance agreement, as applicable, that would have accrued to each such named executive officer if the named executive officer’s employment had been terminated on December 31, 2023 by us without cause or, by the named executive officer for good reason, due to the named executive officer’s death or disability and, solely in the case of Dr. Dilly, a termination without cause in connection with the sale or license of a substantial portion of our assets, in each case, either outside of or in connection with a change of control of the Company or an asset sale or license that occurred on December 31, 2023.

Name	Salary Continuation ($)	Target Bonus ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Healthcare Coverage ($)	Total ($)
Stephen Dilly, M.B.B.S, Ph.D.
Without cause, for good reason or due to death or disability	710,000	532,500	403,341	37,614	1,683,455
Without cause, for good reason or due to death or disability in connection with a change in control	1,065,000	798,750	783,850	56,421	2,704,021
Without cause in connection with a sale or license of a substantial portion of our assets	710,000	532,500	783,850	37,614	2,063,964
Sriram Ryali, M.B.A.
Without cause or for good reason	450,000	—	—	—	450,000
Without cause or for good reason in connection with a change in control	675,000	—	340,963	—	1,015,963
Due to death or disability	—	—	102,289	—	102,289

Name	Salary Continuation ($)	Target Bonus ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Healthcare Coverage ($)	Total ($)
Kevin Norrett, M.B.A.
Without cause or for good reason	468,000	—	—	37,614	505,614
Without cause or for good reason in connection with a change in control	702,000	—	195,896	56,421	954,317
Due to death or disability	—	—	81,445	37,614	119,059

(1)

The value of the accelerated vesting of option awards is calculated based on the aggregate amount, if any, by which $3.05, the closing trading price of our common stock on December 29, 2023, the last trading day in 2023, exceeded the exercise price of the outstanding and unvested stock options as of December 31, 2023. The value of the accelerated restricted stock unit and performance stock unit awards is calculated based on the number of shares of our common stock or units subject to the outstanding unvested award, multiplied by $3.05, the closing trading price of our common stock on December 29, 2023, the last trading day in 2023.

Pay Ratio of CEO to Median Employee

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2023, our last completed fiscal year, the total compensation in 2023 of our CEO was approximately 18 times the median total compensation in 2023 of all of our other employees (the “Pay Ratio”). The median of the annual total compensation of all employees of our Company (other than our CEO) was $172,586 and the annual total compensation of our CEO was $3,122,215, as included in the “Summary Compensation Table” above.

The Company chose December 31, 2023 as the date for establishing the employee population used in identifying the median employee and used the 12 month period from January 1, 2023 through December 31, 2023, as the measurement period. We identified the median employee using the consistently applied compensation measure of base salary earned during the measurement period for each employee (U.S. and non-U.S.). Permanent employees who joined in 2023 and permanent employees who were on leave during 2023 were assumed to have worked for the entire measurement period. We captured all employees as of December 31, 2023, consisting of approximately 174 individuals globally, with approximately 99% of these individuals located in the U.S. and approximately 1% located outside of the U.S. Earnings of our employees outside the U.S. were converted to U.S. dollars using an average currency exchange rate over the measurement period. No cost-of-living adjustments were made. The annual total compensation of the median employee and the annual total compensation of our CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay-Versus-Performance
Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure regarding executive “compensation actually paid” (“CAP”), as calculated per the SEC disclosure rules, and certain measures of Company performance for the fiscal years listed below. You should refer to our Compensation Discussion & Analysis (“CD&A”) for a complete description of how executive compensation relates to Company performance and how our compensation committee makes its decisions. CAP represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the named executive officers’ (“NEO”) realized or earned compensation, as well as from the way in which the compensation committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to equity awards which remain subject to forfeiture if the vesting conditions are not satisfied. As permitted under the rules applicable to Smaller Reporting Companies, we are not including a peer group total shareholder return or company-selected measure, as contemplated under Item 402(v) of Regulation
S-K.

							Year-end Value of $100 Invested on 12/31/2019 in:
Year	Summary Compensation Table Total for Stephen Dilly PEO (Current) ($) (1)(3)	Summary Compensation Table Total for John J. Nicols PEO (Former) ($) (2)	Compensation Actually Paid for Stephen Dilly PEO (Current) ($) (1)(3)(4)	Compensation Actually Paid for John J. Nicols PEO (Former) ($) (2)(4)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)(5)	Average Compensation Actually Paid for Non-PEO NEOs ($) (3)(4)	CDXS Total Shareholder Return ($)	Net Income ($)
2023	3,122,215	N/A	1,226,537	N/A	1,935,536	1,010,396	19	(76,240,000)
2022	5,893,151	3,419,955	3,478,533	(3,857,296)	1,925,546	879,422	29	(33,592,000)
2021	N/A	3,438,179	N/A	6,518,157	1,264,192	2,093,766	196	(21,279,000)
2020	N/A	2,960,857	N/A	3,592,089	833,528	1,569,978	137	(24,010,000)

(1)	Stephen Dilly has served as President and Chief Executive Officer of the Company since August 2022.
(2)	John J. Nicols served as President and Chief Executive Officer of the Company from June 2012 until his retirement in August 2022.
(3)	The dollar amounts reported for 2022 for the current PEO and non-PEOs have been updated since last year’s disclosure to reflect an alignment to the Summary Compensation Table totals disclosed above.
(4)
To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Dr. Dilly and Mr. Nicols, and for the average of the other NEOs, is set forth below:

	2023		2022			2021		2020
	Dilly, Stephen ($)	Average Non- PEO NEOs ($)	Dilly, Stephen ($)	Nicols, John J. ($)	Average Non- PEO NEOs ($)	Nicols, John J. ($)	Average Non- PEO NEOs ($)	Nicols, John J. ($)	Average Non- PEO NEOs ($)
Total Compensation from Summary Compensation Table	3,122,215	1,935,536	5,893,151	3,419,955	1,925,546	3,438,179	1,264,192	2,960,857	833,528
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(1,756,598)	(1,180,531)	(5,139,542)	(2,521,160)	(1,563,421)	(2,109,577)	(596,882)	(1,795,800)	(228,565)
Year-end fair value of unvested awards granted in the current year	891,993	553,478	3,127,949	—	978,796	3,900,233	951,834	2,968,985	872,284
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(702,398)	(186,253)	(158,808)	—	(250,128)	1,262,770	426,740	559,924	118,975

	2023		2022			2021		2020
	Dilly, Stephen ($)	Average Non- PEO NEOs ($)	Dilly, Stephen ($)	Nicols, John J. ($)	Average Non- PEO NEOs ($)	Nicols, John J. ($)	Average Non- PEO NEOs ($)	Nicols, John J. ($)	Average Non- PEO NEOs ($)
Fair values at vest date for awards granted and vested in current year	—	—	—	—	—	—	—	—	—
Difference in fair values between prior year-end fair values and vest	(328,675)	(111,834)	(244,217)	(2,208,709)	(211,371)	26,552	47,882	(1,101,877)	(26,244)
Forfeitures during current year equal to prior year-end fair value	—	—	—	(2,547,383)	—	—	—	—	—
Dividends or dividend equivalents not otherwise included in total compensation	—	—	—	—	—	—	—	—	—

Total Adjustments for Equity Awards	(1,895,678)	(925,140)	(2,414,618)	(7,277,252)	(1,046,124)	3,079,978	829,574	631,232	736,450

Compensation Actually Paid (as calculated)	1,226,537	1,010,396	3,478,533	(3,857,296)	879,422	6,518,157	2,093,766	3,592,089	1,569,978

(5)	Non-PEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2023: Sriram Ryali and Kevin Norrett
2022: Ross Taylor, Kevin Norrett, and Margaret Nell Fitzgerald
2021: Ross Taylor
2020: Ross Taylor

(6)	Cumulative TSR is determined based on the value of an initial fixed investment of $100 as of December 31, 2019, and the reinvestment of all dividends are assumed.
Pay-Versus-Performance:
Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative TSR; and

•	the Company’s Net Income

CAP and Cumulative TSR

CAP and Company Net Income

Equity Compensation Plan Information
The following table provides certain information as of December 31, 2023, with
respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)(3)	7,881,700	$8.50	10,611,566
Equity compensation plans not approved by security holders (4)	820,797	$5.32	—

Total	8,702,497	$8.22	10,611,566

(1)	Includes the 2010 Plan, 2019 Plan and the 2023 Employee Stock Purchase Plan (the “2023 ESPP”).
(2)
The number of shares of Codexis common stock that may be issued pursuant to outstanding awards under the 2010 Plan and 2019 Plan include, respectively: (A) outstanding awards of 291,846 performance stock units, 1,648,235 shares underlying performance-based stock options and 801,140 time-based restricted stock units and (B) 4,572,255 shares underlying time-based stock options. The weighted average exercise price shown is for stock options; other outstanding awards have no exercise price. No new awards may be made under the 2010 Plan.

(3)
The number of shares of Codexis common stock available for issuance under the 2023 ESPP is 2,000,000 shares. The number of shares of common stock that may be issued under the 2023 ESPP in the purchase period that started December 1, 2023 and includes December 31, 2023, based on the number of participants as of December 31, 2023, is 568,224 shares.

(4)
Includes the 2022 Employment Inducement Award Plan. The 2022 Employment Inducement Award Plan provides for the grant of non-qualified
stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payment and stock appreciation rights to a person not previously an employee or director of the Company, or following a bona fide period of non-employment,
as an inducement material to the individual’s entering into employment with the Company. The number of shares of Codexis common stock that may be issued pursuant to outstanding awards under the 2022 Employment Inducement Award Plan include, respectively: (A) outstanding awards of 219,302 time-based restricted stock units and (B) 601,495 shares underlying time-based stock options. The weighted average exercise price shown is for stock options; other outstanding awards have no exercise price. No new awards may be made under the 2022 Employment Inducement Award Plan.

AUDIT MATTERS

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to Codexis’ audited consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2023 and the notes thereto.

Responsibilities. The audit committee operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The Company’s prior independent registered public accounting firm, BDO, was responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. BDO was also responsible for expressing an opinion on our internal control over financial reporting based on its audit.

Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of Codexis’ accounting principles) with BDO. The audit committee has discussed with BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Further, the audit committee reviewed BDO’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

The audit committee has also received and reviewed the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO its independence from us.

Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by the Audit Committee of the Board of Directors:

David V. Smith (Chair)

H. Stewart Parker

Dennis P. Wolf

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions, since January 1, 2023, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or are expected to exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Director and Officer Indemnification Agreements

In addition to the indemnification required in our Certificate of Incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of our directors, officers, and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. This description of the indemnification provisions of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to our most recent registration statement.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm’s length dealings with third parties, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee’s next regularly scheduled meeting.

Each transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of last year was entered into in compliance with our related person transaction policy described above.

OTHER MATTERS

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2025 Annual Meeting of Stockholders, your proposal must be received by our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063 no later than December 26, 2024, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2025 Annual Meeting of Stockholders, other than proposals pursuant to Rule 14a-8, you must notify us in writing and such notice must be received by us no earlier than February 11, 2025 and no later than March 13, 2025. You must comply with specific procedures set forth in our bylaws and the nomination or proposal notice must contain the specific information required by our bylaws and, for nominations, the specific information required by Rule 14a-19(b) under the Exchange Act. You may write to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules under the 1934 Act, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the 1934 Act, no later than April 14, 2025. In connection with the 2025 Annual Meeting of Stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Householding of Proxy Materials

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on or accessible through our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2023 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov and our website at www.codexis.com. Upon written request by a Codexis stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to 200 Penobscot Drive, Redwood City, CA 94063 Attention: Secretary.

BY ORDER OF THE BOARD

Stephen Dilly, M.B.B.S., Ph.D.

President and Chief Executive Officer

April 25, 2024

SCAN TO VIEW MATERIALS & VOTE w CODEXIS, INC. 200 PENOBSCOT DRIVE VOTE BY INTERNET REDWOOD CITY, CA 94063 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/CDXS2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V47344-P11193 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CODEXIS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of two Class II directors to hold office for a ! ! ! three-year term expiring at the 2027 Annual Meeting or until their respective successors are duly elected. Nominees: 01) Esther Martinborough, Ph.D. 02) H. Stewart Parker The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. To ratify the selection by the Audit Committee of our board of directors of KPMG LLP as the company’s independent registered public accounting firm ! ! ! for the fiscal year ending December 31, 2024. The Board of Directors recommends you vote FOR proposal 3. For Against Abstain 3. To approve, on a non-binding, advisory basis, the compensation of our named executive officers. ! ! ! NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V47345-P11193 CODEXIS, INC. Annual Meeting of Stockholders June 11, 2024 9:00 AM, Pacific Time This proxy is solicited by the Board of Directors By signing the proxy, you revoke all prior proxies and appoint Stephen Dilly, M.B.B.S., Ph.D., and Sriram Ryali and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time, on June 11, 2024, via live webcast at www.virtualshareholdermeeting.com/CDXS2024, or any and all adjournments and postponements thereof. The proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Any additional business as properly may come before the Annual Meeting of Stockholders or any adjournment or postponement thereof will be voted in accordance with the judgment of the person voting the proxy. You may revoke this proxy at any time prior to commencement of voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof. Continued and to be signed on reverse side